OCZ Technology Appoints Arthur Knapp as Interim Chief Financial Officer

SAN JOSE, Calif., October 11, 2010 -- OCZ Technology Group, Inc. (Nasdaq:OCZ - News), a leading provider of high-performance solid-state drives (SSDs) and memory modules for computing devices and systems, has appointed Arthur Knapp as its Interim Chief Financial Officer.  Mr. Knapp replaces Kerry T. Smith, who has resigned to pursue other interests, and management has begun the search for a permanent successor.  Mr. Smith also resigned as a director.

Mr. Knapp, age 61, comes to the position with over 30 years of financial experience, most recently as OCZ’s Vice President of Finance.  He joined OCZ in 2005 and had been the Chie Financial Officer until March 2009.  Mr. Knapp previously served as Chief Financial Officer for 15 years at publicly held high-tech companies such as Duquesne Systems, LEGENT Corporation, Boole & Babbage, and Calico Commerce.  In addition, Mr. Knapp also spent 10 years in public accounting, as a CPA/CMA, and holds a B.S. in Accounting from Penn State University.

Ryan Petersen, Chief Executive Officer of OCZ Technology Group, commented: “We thank Kerry for his years of service to OCZ, as he was our outside legal counsel beginning in late 2004 until he joined OCZ in January 2009.  Kerry will continue to provide certain legal services in the near term in order to effect a smooth transition.  Art is a veteran on our team from providing financial consulting services for us in 2004 before joining as CFO in late 2005, and was instrumental in our 2006 IPO on the AIM market.  His previous OCZ experience also includes our rapid expansion during 2004 through 2008 when revenues had a CAGR of 80%, and I am confident that he will help us move through the current rapid growth phase in our SSD business.”

Mr. Knapp commented: “OCZ is at a very exciting stage in its development, pursuing rapid growth in the SSD market and continuously innovating to stay on the cutting edge of computing technology.  It is essential that our business and financial operations are in sync through this period of growth, and I am confident that I can help achieve that goal.”

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. ("OCZ") is a leading manufacturer of high performance Solid State Drives (SSDs) and other premium computer components.  Using its historical expertise in high-speed memory, OCZ has become a leader in the SSD market, a technology that is replacing the traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today.  In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well as leading-edge computer gaming solutions.  For more information, please visit: www.ocztechnology.com.

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Contact:

OCZ Technology Group, Inc.
Ryan Petersen, CEO
408-733-8400

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